Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
United Security Bancshares and Subsidiary

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-89362, No. 333-10078, No. 333-134125, and No. 333-203397) of United Security Bancshares and Subsidiary (United Security Bancshares) of our report dated March 5, 2021, with respect to the consolidated balance sheets of United Security Bancshares as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, which is included in this annual report on Form 10-K of United Security Bancshares for the year ended December 31, 2020.

/s/ Moss Adams LLP

Sacramento, California
March 5, 2021